Exhibit (a)(10)

US LEC Corp.

Supplement to
Offer to Exchange Certain Outstanding Stock Options
for New Options

January 10, 2003

We are providing our employees, including our executive officers, and two of our directors the following supplemental information regarding our offer to exchange their eligible options for new options. We are providing this supplemental information to clarify some of the terms of the Offer that may be important to you. You should read this supplement together with the Offer to Exchange dated December 20, 2002 when making your decision whether to accept or reject the Offer.

Except as set forth below, the original terms of the Offer to Exchange remain in effect. The information in this supplement is in addition to and some of it is different from the information contained in the Offer to Exchange dated December 20, 2002. To the extent the information in this supplement is different from the information contained in the Offer to Exchange dated December 20, 2002, the information in this supplement will govern the terms of the Offer. The item numbers, page numbers and section headings listed below refer to the item numbers, page numbers and section headings contained in the Offer to Exchange dated December 20, 2002.

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Section 3 – Determination of Validity; Rejection of Options; Waiver of defects; No Obligation to Give Notice of Defects. We are deleting the first sentence in the second paragraph under this heading on page 13 and substituting the following two sentences: If we waive any of the conditions of the offer with regard to any particular option holder, we will waive the same condition for all option holders. We may waive any defect or irregularity in any tender with respect to any particular options or any particular option holder.

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Section 5 – Acceptance of Options for Exchange and Issuance of New Options. In the first full sentence under this heading on page 15, we indicated that “Upon the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we expect to accept for exchange and cancel options properly tendered and not validity withdrawn before the expiration date.” The Offer to Exchange is amended to clarify that we expect to accept for exchange and cancel options properly tendered and not validly withdrawn on January 25, 2003, which is the day after this offer expires. We expect to notify each option holder whether we accepted and cancelled their tendered options and how many shares will be covered by their new option on January 31, 2003.

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Section 6 – Conditions of the Offer. In subparagraphs (a) and (b)(3) under this heading on page 17, we referred to the “benefits” we believe we will receive in this offer. The reference to “benefits” in these subparagraphs refers to the purposes of the offer described in “Section

2 – Purpose of the Offer” beginning on page 11. In addition, we are deleting the condition set forth in subparagraph (l) of Section 6, which appears on page 18. Consequently, the only conditions of the offer are listed in subparagraphs (a) – (k) of Section 6. Finally, if there is a question as to whether one of the conditions to the offer has been triggered while the offer is pending, we will promptly notify holders of eligible options as to how we intend to proceed.

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Section 9 – Interest of Executive Officers and Directors; Transactions and Arrangements Concerning Options. On December 18, 2002, options to purchase 3,907,550 shares of our common stock were outstanding under the Omnibus Stock Plan, 3,231,250 of which were eligible for exchange in the offer. In addition to the eligible options listed on the table on page 22, Messrs. Cowell and Robinson each hold options to purchase an additional 75,000 shares of our common stock that are not eligible for exchange in this offer.

Messrs. Cowell and Robinson have each indicated to us that they intend to accept the offer with respect to all of their eligible options with an exercise price per share of $26.13 and that they are undecided with respect to their eligible options with an exercise price per share of $7.31. Mr. Schnoonover has indicated to us that he is undecided as to whether he will accept the offer with respect to his eligible options with an exercise price per share of $4.83, and that he intends to accept the offer with respect to all of his other eligible options. Mr. Flaum has indicated to us that he intends to accept the offer with respect to all of his eligible options.

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Section 15 – Information Concerning US LEC. In addition to the Selected Financial Data regarding US LEC Corp. that appears on page 26, US LEC had a negative book value per share of $5.56 on September 30, 2002.

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Section 17 – Forward-Looking Statements. This section, which begins on page 27, is deleted from the Offer to Exchange. Any “forward looking statements,” as defined in the Private Securities Litigation Reform Act of 1995, in the Offer to Exchange are not entitled to the safe-harbor protection under that law.